Exhibit 99.1

Financial Report

April – June 2023

Stockholm, Sweden, July 21, 2023
(NYSE: ALV and SSE: ALIV.sdb)

Financial Report April - June 2023

Q2 2023: Record second quarter sales

Financial highlights Q2 2023

$2,635 million net sales

27% net sales increase

27% organic sales increase*

3.6% operating margin

8.0% adjusted operating margin*

$0.61 EPS, 32% decrease

$1.93 adjusted EPS*, 115% increase

Full year 2023 indications Around 15% organic sales growth Around 1% positive FX effect on net sales Around 8.5%-9.0% adjusted operating margin Around $900 million operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the second quarter of 2023

•
Sales increased organically* by 27%, which was 11pp better than global LVP growth of 15.5% (S&P Global July 2023). We outperformed significantly in all regions, mainly due to new product launches and higher prices.
•
Profitability improved substantially, positively impacted by price increases, organic growth and our cost reduction activities. Operating income was $94 million and operating margin was 3.6%. Adjusted operating income* improved from $124 million to $212 million and adjusted operating margin* increased from 6.0% to 8.0%, despite inflationary pressure, adverse FX effects and two isolated supply chain disruptions. Return on capital employed was 9.5% and adjusted return on capital employed* was 21.0%.
•
Operating cash flow increased from negative $51 million to $379 million, driven mainly by improved adjusted operating income and positive working capital effects. Free cash flow* increased to $255 million from negative $190 million. The leverage ratio* improved from 1.6x in the first quarter 2023 to 1.3x, impacted by lower net debt and higher adjusted EBITDA. A dividend of $0.66 per share was paid, and 0.48 million shares were repurchased and retired in the quarter.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q2 2023	Q2 2022	Change	6M 2023	6M 2022	Change
Net sales	$2,635	$2,081	27%	$5,127	$4,206	22%
Operating income	94	124	(24)%	221	258	(15)%
Adjusted operating income1)	212	124	71%	343	192	79%
Operating margin	3.6%	6.0%	(2.4)pp	4.3%	6.1%	(1.8)pp
Adjusted operating margin1)	8.0%	6.0%	2.1pp	6.7%	4.6%	2.1pp
Earnings per share2)	$0.61	$0.91	(32)%	$1.47	$1.85	(20)%
Adjusted earnings per share1,2)	1.93	0.90	115%	2.82	1.36	107%
Operating cash flow	379	(51)	n/a	334	19	1654%
Return on capital employed3)	9.5%	13.1%	(3.6)pp	11.4%	13.8%	(2.4)pp
Adjusted return on capital employed1,3)	21.0%	13.3%	7.7pp	17.4%	10.4%	7.1pp

1) Excluding effects from capacity alignment, antitrust related matters and the Andrews litigation settlement. Non-U.S. GAAP measure, see reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

During the quarter, we took further steps towards our full year indications, that support our medium term targets. First, we achieved new second quarter records for sales, adjusted operating income and operating cash flow since the Veoneer spin-off in 2018. Second, we achieved the price compensations from customers we planned for. Third, to secure our medium and long term competitiveness, we announced the

I am pleased that we delivered an adjusted RoCE of more than 20%. We delivered strong operating and free cash flow in the quarter, driven by an improved adjusted operating income and reversal of the negative working capital effects from the first quarter, in line with our previous indication. This contributed to an improved leverage ratio which supports our share repurchase ambitions.

We saw continued improvement in call-off volatility in the quarter but still higher volatility than pre-pandemic levels. We believe this reflects an improving global supply chain environment for both our customers and suppliers. Except for two isolated supply chain disruptions in Europe and Americas in the quarter, Autoliv’s supply chain showed sequential improvement.

We reiterate our full year indications. Looking to the second half of the year, we expect the adjusted operating margin to be back-end loaded due to normal seasonality between the third and fourth quarters and the expected closing of price negotiations. The steps we took in the second quarter support our confidence in sequentially improving adjusted operating margin which should allow us to deliver a substantial full year increase in operating cash flow and adjusted operating income.

acceleration of our structural cost reductions. Last week, we announced the first step towards the necessary optimization of our cost structure to the market environment. This first step is expected to reduce costs by around $25 million in 2024, increasing to around $55 million in 2025 and to reach around $75 million when fully completed. Further actions will be announced as plans materialize.

We generated an organic growth of 27%, growing 11pp faster than LVP due to successful product launches and price compensation achievements. The strong volume growth combined with price compensations, cost saving activities and lower premium freight costs enabled us to improve adjusted operating income by 71%, despite substantial inflationary pressure and FX headwinds.

Financial Report April - June 2023

Full year 2023 indications

Our outlook indications for 2023 are mainly based on our customer call-offs, a full year 2023 global LVP growth of around 4%, that we achieve our targeted cost compensation effects, and that customer call-off volatility is reduced.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 15%	Tax rate2)	Around 32%
FX impact on net sales	Around 1% positive	Operating cash flow3)	Around $900 million
Adjusted operating margin1)	Around 8.5%-9%	Capex, net, of sales	Around 6%
1) Excluding effects from capacity alignments, antitrust related matters, the Andrews litigation settlement and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs and gains related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, July 21, 2023. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Financial Report April - June 2023

Business and market condition update

Supply Chain

Global light vehicle production growth year-over-year was 15.5% (according to S&P Global July 2023) mainly due to supply chain disruptions easing and the impact on Q2 2022 LVP from the Covid-19 shutdowns in China. Apart from several isolated supply chain disruptions in Europe and Americas in the quarter, we saw continued gradual improvement in call-off volatility as supply chains are less strained. However, volatility is still significantly higher than pre-pandemic levels, and low customer demand visibility and changes to customer call-offs with short notice still had a negative impact on our production efficiency and profitability in the quarter. We expect the current industry-wide supply chain disruptions to gradually fade in the second half of 2023, but not enough to return to pre-pandemic levels of efficiency.

Inflation

In Q2 2023, cost pressures from labor, logistics, utilities and other items had a negative impact on our profitability. Most of the inflationary cost pressure was offset by customer price and other compensations in the quarter. Raw material cost inflation and its impact on our profitability was limited in Q2 2023. We expect the raw material price changes in 2023 will largely be reflected in price changes in our products, albeit with delays of several months. We also expect continued cost pressure from broad based inflation relating to labor, logistics, utilities and other items, especially in Europe. We continue to execute on productivity and cost reduction activities to offset these cost pressures, and we continue to have challenging discussions with our customers on non-raw material cost inflation.

Other matters

In July 2023, we executed settlement agreements, without admitting liability, with respect to the previously disclosed Andrews wrongful death product liability litigation with all interested parties. The Company's out-of-pocket costs, including self-insurance retention costs and deductibles for the settlement, is $8 million. See below for the reconciliation of non-US GAAP measures tables.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, April and July 2023. All rights reserved.

Financial Report April - June 2023

Key Performance Trends

Net Sales Development by region	Operating and adjusted operating income and margins

USD Bn
11
10
9
8
7
6
5
4
3
2
1
0
China
Americas
Europe
Asia
Autoliv
FY'19
FY'20
FY'21
FY'22
LTM Q2 '23

1,200
1,000
800
600
400
200
0
USD M
10%
9%
8%
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'19
FY'20
FY'21
FY'22
LTM Q2 '23
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex and D&A	Operating and adjusted operating Cash Flow

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'19
FY'20
FY'21
FY'22
LTM Q2 '23
Capex, net
Capex, net % of sales
D&A % of sales

1200
1000
800
600
400
200
0
USD M
FY'19
FY'20
FY'21
FY'22
LTM Q2 '23
Operating Cash Flow
Operating Cash Flow excl. EC antitrust payment*

Return on Capital Employed	Cash Conversion*

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'19
FY'20
FY'21
FY'22
LTM Q2 '23
Return on Capital Employed

320%
280%
240%
200%
160%
120%
80%
40%
0%
FY'19
FY'20
FY'21
FY'22
LTM Q2 '23
Cash Conversion*

Key definitions ------------------------------------------------------------------------------------------------------------

Capex, net: Capital Expenditure, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and the Andrews litigation settlement. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Financial Report April - June 2023

Consolidated sales development

Second quarter 2023

Consolidated sales		Second quarter		Reported	Currency	Organic
(Dollars in millions)		2023	2022	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)		$1,757	$1,336	32%	(0.2)%	32%
Seatbelt Products and Other2)		878	746	18%	0.5%	17%
Total		$2,635	$2,081	27%	0.0%	27%

Asia		$968	$732	32%	(5.0)%	37%
Whereof:	China	497	363	37%	(5.7)%	43%
	Asia excl. China	471	369	28%	(4.3)%	32%
Americas		916	738	24%	3.1%	21%
Europe		751	611	23%	2.3%	21%
Total		$2,635	$2,081	27%	0.0%	27%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for all major product categories increased organically* in the quarter. The largest contributor to the increase was inflatable curtains and steering wheels, followed by side airbags and passenger airbags.

Sales by product - Seatbelts and Other The main contributor to Seatbelt products organic sales growth* was Europe, followed by China and Americas.

Sales by region

Our global organic sales* increased by 27% compared to the global LVP increase of 15.5% (according to S&P Global, July 2023). The 11pp outperformance was driven by new product launches and price increases.

Autoliv outperformed LVP by 23pp in China, by 18pp in Asia excl. China, by 7pp in Americas and by 6pp in Europe.

Q2 2023 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	21%	21%	43%	32%	27%
Main growth drivers	Honda, GM	VW, Stellantis, BMW	Honda, GM, Lixiang	Toyota, Hyundai, Subaru	Honda, Toyota, GM
Main decline drivers	BMW, Ford, VW		Nissan, Renault	Renault, KG Mobility

Light vehicle production development

Change vs same period last year according to S&P Global

Q2 2023	Americas	Europe	China	Asia excl. China	Global
LVP (July 2023)	14%	14%	19%	14%	16%
LVP (Apr 2023)	9.6%	8.1%	18%	14%	13%

Financial Report April - June 2023

Consolidated sales development

First six months 2023

Consolidated sales		First 6 months		Reported	Currency	Organic
(Dollars in millions)		2023	2022	(U.S. GAAP)	effects1)	change*
Airbags, Steering Wheels and Other2)		$3,430	$2,716	26%	(2.0)%	28%
Seatbelt Products and Other2)		1,698	1,489	14%	(1.5)%	16%
Total		$5,127	$4,206	22%	(1.8)%	24%

Asia		$1,904	$1,589	20%	(6.5)%	26%
Whereof:	China	950	810	17%	(6.6)%	24%
	Asia excl. China	954	779	22%	(6.5)%	29%
Americas		1,747	1,431	22%	2.8%	19%
Europe		1,476	1,186	24%	(1.1)%	26%
Total		$5,127	$4,206	22%	(1.8)%	24%
1) Effects from currency translations. 2) Including Corporate sales.

Sales by product – Airbags, Steering Wheels and Other

Sales for all major product categories increased organically* in the quarter. The largest contributor to the increase was inflatable curtains and steering wheels, followed by side airbags and passenger airbags.

Sales by product - Seatbelts and Other The main contributor to Seatbelt products organic sales growth* was Europe, followed by Americas, Asia excl. China, and China.

Sales by region

Our global organic sales* increased by 24% compared to the global LVP increase of 11.3% (according to S&P Global, July 2023). The 12pp outperformance was driven by new product launches and price increases.

Autoliv outperformed LVP by around 17pp in China, by 15pp in Asia excl. China, by 9pp in Europe, and by 7pp in Americas.

6M 2023 organic growth*	Americas	Europe	China	Asia excl. China	Global
Autoliv	19%	26%	24%	29%	24%
Main growth drivers	Honda, GM, Nissan	VW, Stellantis, Renault	Honda, Lixiang, BYD	Toyota, Hyundai, Subaru	Honda, Toyota, Hyundai
Main decline drivers	Ford, BMW	Mitsubishi	Nissan, Renault, Xpeng	Renault, KG Mobility	Ford, Xpeng

Light vehicle production development

Change vs same period last year according to S&P Global

First 6 months 2023	Americas	Europe	China	Asia excl. China	Global
LVP (July 2023)	12%	16%	6.7%	14%	11%
LVP (Jan 2023)	8.3%	6.9%	5.2%	9.3%	7.1%

Financial Report April - June 2023

Key launches in the second quarter 2023

Kia EV9	Hyundai MUFASA	Zeekr-X

Nio ES6	WEY Blue Mountain	Mercedes E-class

Ford Mustang	Toyota Alphard	VW ID.7

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial Report April - June 2023

Financial development

Selected Income Statement items

Condensed income statement	Second quarter			First 6 months
(Dollars in millions, except per share data)	2023	2022	Change	2023	2022	Change
Net sales	$2,635	$2,081	27%	$5,127	$4,206	22%
Cost of sales	(2,188)	(1,755)	25%	(4,301)	(3,591)	20%
Gross profit	$447	$326	37%	$826	$614	34%
S,G&A	(129)	(112)	15%	(261)	(227)	15%
R,D&E, net	(120)	(112)	7.3%	(237)	(219)	8.0%
Amortization of intangibles	(0)	(0)	24%	(1)	(2)	(50)%
Other income (expense), net	(103)	22	n/a	(107)	92	n/a
Operating income	$94	$124	(24)%	$221	$258	(15)%
Adjusted operating income1)	$212	$124	71%	$343	$192	79%
Financial and non-operating items, net	(11)	(7)	65%	(29)	(22)	35%
Income before taxes	$83	$117	(30)%	$191	$237	(19)%
Income taxes	(30)	(38)	(22)%	(64)	(74)	(14)%
Net income	$53	$79	(33)%	$127	$163	(22)%
Earnings per share2)	0.61	0.91	(32)%	1.47	1.85	(20)%
Adjusted earnings per share1,2)	$1.93	$0.90	115%	$2.82	$1.36	107%

Gross margin	17.0%	15.7%	1.3pp	16.1%	14.6%	1.5pp
S,G&A, in relation to sales	(4.9)%	(5.4)%	0.5pp	(5.1)%	(5.4)%	0.3pp
R,D&E, net in relation to sales	(4.6)%	(5.4)%	0.8pp	(4.6)%	(5.2)%	0.6pp
Operating margin	3.6%	6.0%	(2.4)pp	4.3%	6.1%	(1.8)pp
Adjusted operating margin1)	8.0%	6.0%	2.1pp	6.7%	4.6%	2.1pp
Tax Rate	35.8%	32.2%	3.5pp	33.4%	31.3%	2.1pp

Other data
No. of shares at period-end in millions3)	85.4	87.1	(2.0)%	85.4	87.1	(2.0)%
Weighted average no. of shares in millions4)	85.6	87.2	(1.8)%	85.9	87.2	(1.6)%
Weighted average no. of shares in millions, diluted4)	85.8	87.3	(1.8)%	86.0	87.4	(1.6)%

1) Non-U.S. GAAP measure, excluding effects from capacity alignment, antitrust related matters and the Andrews litigation settlement. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Excluding dilution and net of treasury shares. 4) Net of treasury shares.

Second quarter 2023 development

Gross profit increased by $121 million and the gross margin increased by 1.3pp compared to the same quarter 2022. The gross profit increase was primarily driven by price increases, volume growth and lower costs for premium freight. This was partly offset by increased costs for personnel related to volume growth and wage inflation, as well as adverse effects from unfavorable exchange rates and energy costs.

S,G&A costs increased by $17 million compared to the prior year, mainly due to increased costs for personnel and projects. S,G&A costs in relation to sales decreased from 5.4% to 4.9%.

R,D&E, net costs increased by around $8 million compared to the prior year, mainly due to higher costs for personnel. R,D&E, net, in relation to sales decreased from 5.4% to 4.6%.

Other income (expense), net was negative $103 million compared to $22 million in the prior year. The prior year was positively impacted by $21 million from a patent litigation settlement while Q2 2023 was negatively impacted by around $109 million in accruals for capacity alignments.

Operating income decreased by $30 million compared to the same period in 2022, mainly as a consequence of accruals for capacity alignments and the higher costs for S,G&A and R,D&E, net, partly offset by the higher gross profit.

Adjusted operating income* increased by $88 million compared to the prior year, mainly due to higher gross profit, partly offset by the higher costs for S,G&A and R,D&E, net.

Financial and non-operating items, net, was negative $11 million compared to negative $7 million a year earlier, mainly due to increased interest expense as an effect of higher debt and higher interest rates.

Income before taxes decreased by $35 million compared to the prior year, mainly due to the lower operating income.

Tax rate was 35.8% compared to 32.2% in the same period last year. Discrete tax items, net, decreased the tax rate this quarter by 4.5pp. Discrete tax items increased the tax rate by 1.5pp in the same period last year.

Earnings per share, diluted decreased by $0.29 compared to a year earlier. The main drivers were $1.32 from capacity alignments and other adjustments, partly offset by $0.69 from higher adjusted operating income* and $0.35 from taxes.

Financial Report April - June 2023

First six months 2023 development

Gross profit increased by $212 million and the gross margin increased by 1.5pp compared to the same period 2022. The gross profit increase was primarily driven by price increases, volume growth and lower costs for premium freight. This was partly offset by increased costs for personnel related to higher volumes and wage inflation as well as adverse effects from higher costs for raw materials, unfavorable FX effects and higher costs for energy.

S,G&A costs increased by $33 million compared to the prior year, mainly due to increased costs for personnel and projects, partly offset by positive currency translation effects. S,G&A costs in relation to sales decreased from 5.4% to 5.1%.

R,D&E, net costs increased by around $18 million compared to the prior year, mainly due to higher costs for personnel, partly offset by positive currency translation effects. R,D&E, net, in relation to sales decreased from 5.2% to 4.6%.

Other income (expense), net was negative $107 million compared to $92 million in the prior year. The prior year was positively impacted by around an $80 million gain from the sale of a property in Japan and around $20 million from a patent litigation settlement, partly offset by around $10 million in capacity alignment provision for the closure of a plant in South Korea while first half 2023 was negatively impacted by around $112 million in accruals for capacity alignments.

Operating income decreased by $37 million compared to the same period in 2022, mainly as a consequence of the changes in Other income (expense) and the higher costs for S,G&A and R,D&E, net, partly offset by the higher gross profit.

Adjusted operating income* increased by $151 million compared to the prior year, mainly due to higher gross profit, partly offset by the higher costs for S,G&A and R,D&E, net.

Financial and non-operating items, net, was negative $29 million compared to negative $22 million a year earlier, mainly due to increased interest expense as an effect of higher debt and higher interest rates.

Income before taxes decreased by $45 million compared to the prior year, mainly due to the lower operating income and increased interest expense.

Tax rate was 33.4% compared to 31.3% in the same period last year. Discrete tax items, net, decreased the tax rate in this year by 1.5pp. Discrete tax items increased the tax rate by 1.0pp in the same period last year.

Earnings per share, diluted decreased by $0.38 compared to a year earlier. The main drivers were $1.83 from capacity alignments and other adjustments, partly offset by $1.20 from higher adjusted operating income* and $0.29 from taxes.

Financial Report April - June 2023

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Second quarter
(Dollars in millions)	2023	2022	Change
Trade working capital1)	$1,292	$1,379	(6.3)%
Trade working capital in relation to sales2)	12.3%	16.6%	(4.3)pp
- Receivables outstanding in relation to sales3)	20.8%	21.4%	(0.6)pp
- Inventory outstanding in relation to sales4)	9.0%	10.8%	(1.9)pp
- Payables outstanding in relation to sales5)	17.5%	15.7%	1.8pp
Cash & cash equivalents	475	327	45%
Gross Debt6)	1,771	1,619	9.4%
Net Debt7)	1,299	1,318	(1.4)%
Capital employed8)	3,856	3,876	(0.5)%
Return on capital employed9)	9.5%	13.1%	(3.6)pp
Total equity	$2,557	$2,558	(0.0)%
Return on total equity10)	8.2%	12.1%	(4.0)pp
Leverage ratio11)	1.3	1.7	(0.4)

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Second quarter			First 6 months
(Dollars in millions)	2023	2022	Change	2023	2022	Change
Net income	$53	$79	(33)%	$127	$163	(22)%
Changes in operating working capital	230	(239)	n/a	28	(257)	n/a
Depreciation and amortization	94	90	4.1%	186	186	0.2%
Gain on divestiture of property	-	-	n/a	-	(80)	n/a
Other, net	2	19	(89)%	(8)	7	n/a
Operating cash flow	$379	$(51)	n/a	$334	$19	1654%
Capital expenditure, net	(124)	(139)	(10)%	(267)	(156)	72%
Free cash flow1)	$255	$(190)	n/a	$66	$(137)	n/a
Cash conversion2)	481%	n/a	n/a	52%	n/a	n/a
Shareholder returns
- Dividends paid	(56)	(56)	0.6%	(113)	(112)	1.2%
- Share repurchases	(41)	(22)	83%	(82)	(40)	105%
Cash dividend paid per share	$(0.66)	$(0.64)	2.5%	$(1.32)	$(1.28)	2.8%
Capital expenditures, net in relation to sales	4.7%	6.7%	(1.9)pp	5.2%	3.7%	1.5pp

1) Operating cash flow less Capital expenditures, net. Non U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non U.S. GAAP measure. See reconciliation table.

Second quarter 2023 development

Trade working capital* decreased by $87 million compared to the same period last year, where the main drivers were $541 million in higher accounts payable partly offset by $410 million in higher receivables and $44 million in higher inventories. Compared to Q1 2023, trade working capital was reduced by $117 million, driven by $161 million in higher accounts payable and $39 million in lower inventories partly offset by $83 million in higher receivables.

Operating cash flow improved by $430 million to $379 million compared to the same period last year, mainly due to improved adjusted operating income and a reversal of the negative working capital effects from the first quarter 2023.

Capital expenditure, net decreased by $14 million compared to the same period the previous year. Capital expenditure, net in relation to sales was 4.7% vs. 6.7% a year earlier.

Free cash flow* was $255 million, compared to negative $190 million in the same period prior year. The improvement was due to the higher operating cash flow and lower capital expenditure, net.

Financial Report April - June 2023

Cash conversion* defined as free cash flow* in relation to net income, was 481% in the period, positively impacted by significant capacity alignment accruals in the quarter.

Net debt* was $1,299 million as of June 30, 2023, which was $19 million lower than a year earlier.

Liquidity position. As of June 30, 2023, our cash balance was around $0.5 billion, and including committed, unused loan facilities, our liquidity position was around $1.6 billion.

Leverage ratio*. As of June 30, 2023, the Company had a leverage ratio of 1.3x compared to 1.7x as of June 30, 2022, as the net debt* decreased and the 12 months trailing adjusted EBITDA* increased.

Total equity decreased by $1 million compared to June 30, 2022. This was mainly due to $226 million in dividend payment and stock repurchases of $157 million as well as $30 million in adverse currency translation effects, partly offset by $390 million from net income.

First six months 2023 development

Operating cash flow increased by $315 million compared to the same period last year to $334 million, mainly due to higher adjusted operating income and positive working capital effects.

Capital expenditure, net increased by $112 million, mainly due to the impact on the prior year of $95 million from the sale of property, plant and equipment. Capital expenditure, net in relation to sales was 5.2% vs. 3.7% a year earlier.

Free cash flow* was $66 million, compared to negative $137 million in the same period prior year. The improvement was due to the higher operating cash flow partly offset by higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 52% in the period.

Headcount

	Jun 30	Mar 31	Jun 30
	2023	2023	2022
Headcount	71,200	71,300	64,700
Whereof: Direct headcount in manufacturing	52,600	52,700	46,500
Indirect headcount	18,600	18,600	18,200
Temporary personnel	11%	11%	9.6%

At June 30, 2023, total headcount increased by 6,500 compared to a year earlier. The indirect workforce increased by 2% while the direct workforce increased by 13%, reflecting that sales grew organically by 27% in the second quarter compared to a year earlier.

Compared to March 31, 2023, total headcount was virtually unchanged. Our headcount reductions announced on July 13, 2023 is not yet reflected in the totals.

Financial Report April - June 2023

Other Items

•
On May 2, 2023, Autoliv announced that it presented several new safety solutions at the Shanghai Automobile Industry Exhibition 2023. The new safety solutions include an integrated cockpit, a zero-gravity seat, and the Star steering wheel. The new products are designed to provide safety, comfort, and an improved driving experience.
•
On May 19, 2023, Autoliv announced that Autoliv China and NIO Inc., a leading electric vehicle company based in China, signed a strategic cooperation framework agreement. The collaboration includes several new safety technologies for electric vehicles with an overarching focus on sustainable solutions.
•
On May 24, 2023, Autoliv announced that Petra Albuschus will join the company as Executive Vice President, Human Resources and Sustainability and will become a member of the Autoliv Executive Management Team. She will succeed Per Ericson who will retire. Ms. Albuschus joins Autoliv from Swedish retail company ICA Gruppen AB where she serves as Chief Human Resources Officer and a member of the ICA Gruppen executive management team. Over her career, Ms. Albuschus has accumulated valuable leadership and logistics experience from ICA Gruppen and from Procter & Gamble. Ms. Albuschus is expected to begin her employment with Autoliv no later than November 15, 2023.
•
On May 30, 2023, Autoliv announced that it has appointed Magnus Jarlegren, then Executive Vice President, Operations, as the next President Autoliv Europe effective June 1, 2023. Mr. Jarlegren brings extensive experience from leading development and change management in global operations and driving operational excellence, leading the step change of the Autoliv Production System and plant improvement.

•
On June 2, 2023, Autoliv announced that it will launch its first motorcycle airbag in 2025. The first new motorcycle safety product to reach the market will be the bag-on-bike airbag, with production beginning in Q1 2025. The bag-on-bike airbag can significantly reduce the risk of serious injury for powered two-wheeler riders in frontal crashes.
•
On June 8, 2023, Autoliv announced it is accelerating its global structural cost reductions, particularly within its European operations. These actions support Autoliv's medium- and long-term financial targets. The accelerated structural cost reduction initiatives include further optimization of the Company’s geographic footprint and organizational structure, including a substantial reduction of its total direct and indirect workforce by up to 11%.
•
On June 12, 2023, Autoliv hosted an Investor Day where Autoliv management outlined the Company's strategy, growth opportunities, financial plans and targets as well as its contribution to sustainable mobility.
•
On July 13, 2023, Autoliv announced its aims to close sites in Elmshorn, Germany and Congleton, United Kingdom, as part of its global structural cost reduction initiatives.
•
In Q2 2023, Autoliv repurchased and retired 0.48 million shares of common stock at an average price of $85.20 per share under the Autoliv 2022-2024 stock purchase program.

Financial Report April - June 2023

Next Report Autoliv intends to publish the quarterly earnings report for the third quarter of 2023 on Friday, October 20, 2023.	Footnotes *Non-U.S. GAAP measure, see enclosed reconciliation tables.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Etemad

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 21, 2023.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, April and July 2023. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

Financial Report April - June 2023

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction and efficiency initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgments or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our medium term financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Financial Report April - June 2023

Consolidated Statements of Income

(Dollars in millions, except per share data, unaudited)	Second quarter		First 6 months		Latest 12	Full Year
	2023	2022	2023	2022	months	2022
Airbags, Steering Wheels and Other1)	$1,757	$1,336	$3,430	$2,716	$6,520	$5,807
Seatbelt products and Other1)	878	746	1,698	1,489	3,244	3,035
Total net sales	$2,635	$2,081	$5,127	$4,206	$9,764	$8,842

Cost of sales	(2,188)	(1,755)	(4,301)	(3,591)	(8,156)	(7,446)
Gross profit	$447	$326	$826	$614	$1,608	$1,396

Selling, general & administrative expenses	(129)	(112)	(261)	(227)	(471)	(437)
Research, development & engineering expenses, net	(120)	(112)	(237)	(219)	(408)	(390)
Amortization of intangibles	(0)	(0)	(1)	(2)	(2)	(3)
Other income (expense), net	(103)	22	(107)	92	(106)	93
Operating income	$94	$124	$221	$258	$621	$659

Income from equity method investments	1	1	2	2	4	3
Interest income	6	1	8	2	12	6
Interest expense	(25)	(13)	(45)	(26)	(79)	(60)
Other non-operating items, net	7	5	5	1	(1)	(5)
Income before income taxes	$83	$117	$191	$237	$558	$603

Income taxes	(30)	(38)	(64)	(74)	(168)	(178)
Net income	$53	$79	$127	$163	$390	$425

Less: Net income attributable to non-controlling interest	0	0	1	1	1	2
Net income attributable to controlling interest	$53	$79	$127	$162	$388	$423

Earnings per share2)	$0.61	$0.91	$1.47	$1.85	$4.48	$4.85
1) Including Corporate sales. 2) Assuming dilution when applicable and net of treasury shares.

Financial Report April - June 2023

Consolidated Balance Sheets

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions, unaudited)	2023	2023	2022	2022	2022
Assets
Cash & cash equivalents	$475	$713	$594	$483	$327
Receivables, net	2,189	2,106	1,907	1,893	1,779
Inventories, net	947	986	969	924	903
Prepaid expenses	166	166	160	218	185
Other current assets	120	90	84	69	91
Total current assets	$3,898	$4,061	$3,714	$3,587	$3,285

Property, plant & equipment, net	2,047	2,045	1,960	1,795	1,806
Operating leases right-of-use assets	149	169	160	116	120
Goodwill	1,375	1,376	1,375	1,364	1,373
Intangible assets, net	6	7	7	5	6
Investments and other non-current assets	484	528	502	467	439
Total assets	$7,959	$8,185	$7,717	$7,334	$7,030

Liabilities and equity
Short-term debt	$481	$577	$711	$692	$559
Accounts payable	1,844	1,683	1,693	1,503	1,303
Accrued expenses	1,122	969	915	965	944
Operating lease liabilities - current	35	41	39	35	37
Other current liabilities	274	258	283	263	218
Total current liabilities	$3,756	$3,529	$3,642	$3,458	$3,061

Long-term debt	1,290	1,601	1,054	1,037	1,060
Pension liability	152	159	154	149	155
Operating lease liabilities - non-current	113	127	119	81	83
Other non-current liabilities	91	128	121	118	113
Total non-current liabilities	$1,645	$2,015	$1,450	$1,385	$1,410

Total parent shareholders’ equity	2,545	2,627	2,613	2,478	2,544
Non-controlling interest	13	14	13	13	15
Total equity	$2,557	$2,641	$2,626	$2,491	$2,558

Total liabilities and equity	$7,959	$8,185	$7,717	$7,334	$7,030

Financial Report April - June 2023

Consolidated Statements of Cash Flow

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions, unaudited)	2023	2022	2023	2022	months	2022
Net income	$53	$79	$127	$163	$390	$425
Depreciation and amortization	94	90	186	186	363	363
Gain on divestiture of property	-	-	-	(80)	-	(80)
Other, net	2	19	(8)	7	(69)	(54)
Changes in operating working capital, net	230	(239)	28	(257)	344	58
Net cash provided by (used in) operating activities	$379	$(51)	$334	$19	$1,028	$713

Expenditures for property, plant and equipment	(125)	(142)	(268)	(254)	(600)	(585)
Proceeds from sale of property, plant and equipment	1	3	1	98	3	101
Net cash used in investing activities	$(124)	$(139)	$(267)	$(156)	$(596)	$(485)

Net cash before financing1)	$255	$(190)	$66	$(137)	$431	$228

Net increase (decrease) in short term debt	140	(287)	5	(277)	449	167
Decrease in short-term part of long-term debt	(533)	(302)	(533)	(302)	(533)	(302)
Net increase (decrease) in long-term debt	23	279	556	269	232	(55)
Dividends paid	(56)	(56)	(113)	(112)	(226)	(224)
Share repurchases	(41)	(22)	(82)	(40)	(157)	(115)
Common stock options exercised	0	0	0	0	0	0
Dividend paid to non-controlling interests	(1)	-	(1)	-	(2)	(2)
Net cash used in financing activities	$(468)	$(388)	$(168)	$(462)	$(236)	$(531)

Effect of exchange rate changes on cash	(24)	(33)	(17)	(43)	(47)	(73)
(Decrease) increase in cash and cash equivalents	$(238)	$(611)	$(119)	$(642)	$148	$(375)
Cash and cash equivalents at period-start	713	938	594	969	327	969
Cash and cash equivalents at period-end	$475	$327	$475	$327	$475	$594
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

Financial Report April - June 2023

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on page 6 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2023	2023	2022	2022	2022
Receivables, net	$2,189	$2,106	$1,907	$1,893	$1,779
Inventories, net	947	986	969	924	903
Accounts payable	(1,844)	(1,683)	(1,693)	(1,503)	(1,303)
Trade Working capital	$1,292	$1,409	$1,183	$1,314	$1,379

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(Dollars in millions)	2023	2023	2022	2022	2022
Short-term debt	$481	$577	$711	$692	$559
Long-term debt	1,290	1,601	1,054	1,037	1,060
Total debt	$1,771	$2,179	$1,766	$1,729	$1,619
Cash & cash equivalents	(475)	(713)	(594)	(483)	(327)
Debt issuance cost/Debt-related derivatives, net	4	12	12	42	26
Net debt	$1,299	$1,477	$1,184	$1,288	$1,318

		Dec 31	Dec 31	Dec 31	Dec 31
(Dollars in millions)		2021	2020	2019	2018
Short-term debt		$346	$302	$368	$621
Long-term debt		1,662	2,110	1,726	1,609
Total debt		$2,008	$2,411	$2,094	$2,230
Cash & cash equivalents		(969)	(1,178)	(445)	(616)
Debt issuance cost/Debt-related derivatives, net		13	(19)	0	5
Net debt		$1,052	$1,214	$1,650	$1,619

Financial Report April - June 2023

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. In 2021, EBITDA calculation was redefined to exclude other non-operating items and income from equity method investments. Historic EBITDA and leverage ratio have been recalculated resulting in minor adjustments. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Jun 30	Mar 31	Jun 30
(Dollars in millions)	2023	2023	2022
Net debt1)	$1,299	$1,477	$1,318
Pension liabilities	152	159	155
Debt per the Policy	$1,451	$1,636	$1,473

Net income2)	$390	$416	$338
Income taxes2)	168	176	143
Interest expense, net2, 3)	67	60	51
Other non-operating items, net2)	1	4	2
Income from equity method investments2)	(4)	(4)	(3)
Depreciation and amortization of intangibles2)	363	359	381
Adjustments2), 4)	127	10	(59)
EBITDA per the Policy (Adjusted EBITDA)	$1,112	$1,021	$854

Leverage ratio	1.3	1.6	1.7

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income. 4) Capacity alignments, antitrust related matters and the Andrews litigation settlement. See items Affecting Comparability below.

Financial Report April - June 2023

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “net cash before financing” to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Second quarter		First 6 months		Latest 12	Full Year
(Dollars in millions)	2023	2022	2023	2022	months	2022
Net income	$53	$79	$127	$163	$390	$425
Changes in operating working capital	230	(239)	28	(257)	344	58
Depreciation and amortization	94	90	186	186	363	363
Gain on divestiture of property	-	-	-	(80)	-	(80)
Other, net	2	19	(8)	7	(69)	(54)
Operating cash flow	$379	$(51)	$334	$19	$1,028	$713
Capital expenditure, net	(124)	(139)	(267)	(156)	(596)	(485)
Free cash flow1)	$255	$(190)	$66	$(137)	$431	$228
Net cash before financing	$255	$(190)	$66	$(137)	$431	$228
Cash conversion2)	481%	n/a	52%	n/a	111%	54%
1) Operating cash flow less Capital expenditures, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year	Full year
(Dollars in millions)	2021	2020	2019	20181)
Net income	$437	$188	$463	$184
Changes in operating assets and liabilities	(63)	277	47	(229)
Depreciation and amortization	394	371	351	397
Other, net2)	(15)	13	(220)	239
Operating cash flow	$754	$849	$641	$591
EC antitrust payment	-	-	(203)	-
Operating cash flow excl antitrust	$754	$849	$844	$591
Capital expenditure, net	(454)	(340)	(476)	(555)
Free cash flow3)	$300	$509	$165	$36
Free cash flow excl antitrust payment4)	$300	$509	$368	$36
Acquisitions of businesses and other, net	-	-	-	(73)
Net cash before financing	$300	$509	$165	$(37)
Cash conversion5)	69%	270%	36%	20%
Cash conversion excl antitrust6)	69%	270%	79%	20%

1) Including Discontinued Operations. 2) Including EC antitrust non-cash provision 2018 and EC antitrust payment 2019. 3) Operating cash flow less Capital expenditures, net. 4) For 2019, Operating cashflow excluding EC antitrust payment less Capital expenditures, net. 5) Free cash flow relative to Net income. 6) For 2019, Free cash flow excluding EC antitrust payment relative to Net income.

Financial Report April - June 2023

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, capital employed, which are inputs utilized to calculate Return on Capital Employed (“ROCE”), adjusted ROCE and Return on Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

With respect to the Andrews litigation settlement, the Company has treated this specific settlement as a non-recurring charge because of the unique nature of the lawsuit, including the facts and legal issues involved.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Second quarter 2023			Second quarter 2022
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$94	$118	$212	$124	$0	$124
Operating margin	3.6%	4.5%	8.0%	6.0%	0.0%	6.0%
Income before taxes	83	118	200	117	0	117
Net income attributable to controlling interest	53	113	165	79	(0)	79
Return on capital employed2)	9.5%	11.5%	21.0%	13.1%	0.1%	13.3%
Return on total equity3)	8.2%	16.8%	24.9%	12.1%	0.1%	12.3%
Earnings per share4)	$0.61	$1.31	$1.93	$0.91	$(0.00)	$0.90

1) Effects from capacity alignment, antitrust related matters and the Andrews litigation settlement. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares.

	First 6 months 2023			First 6 months 2022
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$221	$122	$343	$258	$(66)	$192
Operating margin	4.3%	2.4%	6.7%	6.1%	(1.6)%	4.6%
Income before taxes	191	122	313	237	(66)	170
Net income attributable to controlling interest	127	116	243	162	(43)	119
Capital employed	3,856	116	3,972	3,876	(43)	3,833
Return on capital employed2)	11.4%	6.0%	17.4%	13.8%	(3.4)%	10.4%
Return on total equity3)	9.8%	8.6%	18.4%	12.4%	(3.2)%	9.2%
Earnings per share4, 5)	$1.47	$1.35	$2.82	$1.85	$(0.49)	$1.36

1) Effects from capacity alignment, antitrust related matters and the Andrews litigation settlement. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution and net of treasury shares.

Financial Report April - June 2023

	Latest 12 months			Full year 2022
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$621	$127	$749	$659	$(61)	$598
Operating margin	6.4%	1.3%	7.7%	7.5%	(0.7)%	6.8%
1) Effects from capacity alignment, antitrust related matters and the Andrews litigation settlement.

	Full year 2021			Full year 2020
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$675	$8	$683	$382	$99	$482
Operating margin	8.2%	0.1%	8.3%	5.1%	1.4%	6.5%
1) Costs for capacity alignment and antitrust related matters.

	Full year 2019			Full year 2018
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$726	$49	$774	$686	$222	$908
Operating margin, %	8.5%	0.6%	9.1%	7.9%	2.6%	10.5%
1) Costs for capacity alignment and antitrust related matters.

Items included in non-U.S. GAAP adjustments	Second quarter 2023		Second quarter 2022
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignment	$109	1.26	$0	$0.00
The Andrews litigation settlement	8	0.09	-	-
Antitrust related matters	1	0.01	-	-
Total adjustments to operating income	$118	$1.36	$0	$0.00
Tax on non-U.S. GAAP adjustments1)	(5)	(0.06)	0	0.00
Total adjustments to net income	$113	1.30	$0	$0.00

Average number of shares outstanding - diluted2)		86.5		87.6

Annualized adjustment on return on capital employed	472		0
Adjustment on return on capital employed	11.5%		0.1%

Annualized adjustment on Return on total equity	$451		$1
Adjustment on return on total equity	16.8%		0.1%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Items included in non-GAAP adjustments	First 6 months 2023		First 6 months 2022
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignment	$112	1.29	$(66)	$(0.76)
The Andrews litigation settlement	8	0.09	-	-
Antitrust related matters	2	0.02	-	-
Total adjustments to operating income	$122	$1.41	$(66)	$(0.76)
Tax on non-U.S. GAAP adjustments1)	(6)	(0.07)	23	0.27
Total adjustments to net income	$116	1.34	$(43)	$(0.49)

Average number of shares outstanding - diluted2)		86.5		87.6

Annualized adjustment on Return on capital employed	244		(132)
Adjustment on return on capital employed	6.0%		(3.4)%

Annualized adjustment on Return on total equity	$231		$(86)
Adjustment on return on total equity	8.6%		(3.2)%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Financial Report April - June 2023

(Dollars in millions, unaudited)	2022	2021	2020	2019	2018
Sales and Income
Net sales	$8,842	$8,230	$7,447	$8,548	$8,678
Airbag sales1)	5,807	5,380	4,824	5,676	5,699
Seatbelt sales	3,035	2,850	2,623	2,871	2,980
Operating income	659	675	382	726	686
Net income attributable to controlling interest	423	435	187	462	376
Earnings per share (USD) – basic	4.86	4.97	2.14	5.29	4.32
Earnings per share (USD) – assuming dilution2)	4.85	4.96	2.14	5.29	4.31
Gross margin3)	15.8%	18.4%	16.7%	18.5%	19.7%
R,D&E net in relation to sales	(4.4)%	(4.7)%	(5.0)%	(4.7)%	(4.8)%
S,G&A in relation to sales	(4.9)%	(5.3)%	(5.2)%	(4.7)%	(4.5)%
Operating margin4)	7.5%	8.2%	5.1%	8.5%	7.9%
Adjusted operating margin5,6)	6.8%	8.3%	6.5%	9.1%	10.5%
Balance Sheet
Trade working capital7)	1,183	1,332	1,366	1,417	1,396
Trade working capital in relation to sales8)	12.7%	15.7%	13.6%	16.2%	15.9%
Receivables outstanding in relation to sales9)	20.4%	20.0%	18.1%	18.6%	19.0%
Inventory outstanding in relation to sales10)	10.4%	9.2%	7.9%	8.5%	8.6%
Payables outstanding in relation to sales11)	18.1%	13.5%	12.5%	10.8%	11.7%
Total equity	2,626	2,648	2,423	2,122	1,897
Total parent shareholders’ equity per share (USD)	30.30	30.10	27.56	24.19	21.63
Current assets excluding cash	3,119	2,705	3,091	2,557	2,670
Property, plant and equipment, net	1,960	1,855	1,869	1,816	1,690
Intangible assets (primarily goodwill)	1,382	1,395	1,412	1,410	1,423
Capital employed	3,810	3,700	3,637	3,772	3,516
Net debt6)	1,184	1,052	1,214	1,650	1,619
Total assets	7,717	7,537	8,157	6,771	6,722
Long-term debt	1,054	1,662	2,110	1,726	1,609
Return on capital employed12,13)	17.5%	18.3%	10.0%	20.0%	17.0%
Return on total equity13,14)	16.3%	17.1%	9.0%	23.0%	13.0%
Total equity ratio	34%	35%	30%	31%	28%
Cash flow and other data
Operating Cash flow15)	713	754	849	641	591
Depreciation and amortization15)	363	394	371	351	397
Capital expenditures, net15)	485	454	340	476	555
Capital expenditures, net in relation to sales15)	5.5%	5.5%	4.6%	5.6%	5.7%
Free Cash flow6,15,16)	228	300	509	165	36
Cash conversion6,15,17)	54%	69%	270%	36%	20%
Direct shareholder return15,18)	339	165	54	217	214
Cash dividends paid per share (USD)	2.58	1.88	0.62	2.48	2.46
Number of shares outstanding (millions)19)	86.2	87.5	87.4	87.2	87.1
Number of employees, December 31	61,700	55,900	61,000	58,900	57,700

1) Including steering wheels, inflators and initiators. 2) Assuming dilution and net of treasury shares. 3) Gross profit relative to sales. 4) Operating income relative to sales. 5) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 6) Non-US GAAP measure, for reconciliation see tables above. 7) Outstanding receivables and outstanding inventory less outstanding payables. 8) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 9) Outstanding receivables relative to annualized fourth quarter sales. 10) Outstanding inventory relative to annualized fourth quarter sales. 11) Outstanding payables relative to annualized fourth quarter sales. 12) Operating income and income from equity method investments, relative to average capital employed. 13) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 14) Income relative to average total equity. 15) Including Discontinued Operations 2018. 16) Operating cash flow less Capital expenditures, net. 17) Free cash flow relative to Net income. 18) Dividends paid and Shares repurchased. 19) At year end, excluding dilution and net of treasury shares.